Exhibit 10.4

Without Prejudice

September 30, 2016

Mark Kowalski

Re:    Termination and Severance Agreement

Further to our recent discussions, this letter confirms the termination of your employment with Arbutus Biopharma Corporation (the “Company”) effective September 30, 2016. You will receive any earned but unpaid Base Salary and any accrued and unused vacation time as of this date.
The Company is terminating your employment without cause and accordingly is prepared to provide you with the termination compensation set out in Article 6(b) of your August 4, 2015 Employment Agreement. This compensation will be provided on or within 60 days of September 30, 2016 and as noted in your Employment Agreement, payment is contingent on you signing a release in favour of the Company.
The termination compensation is as follows:

1.	A payment in the amount of $547,500.00 USD, less required deductions, representing eighteen (18) months of Base Salary;

2.	A payment in the amount of $ 76,500.00 representing the average Bonus payment to you for the past three (3) calendar years, prorated as set out in Article 6(b)(ii) of your Employment Agreement; and

3.	Continued insurance benefit coverage or reimbursement for premiums paid by you if you obtain equivalent private coverage in accordance with Article 6(b)(iii) of your Employment Agreement.
As noted above and in your Employment Agreement, in order to receive the above compensation, you are required to enter into a release of claims in favour of the Company. A copy of our Release is enclosed for your review.

The vesting period for your current options as per the following table, will end on September 30, 2016. There will be no extension beyond this. Please note:

1.
that the Lock-Up Agreement by and between you and the Company, dated January 11, 2015 (the “Lock-Up Agreement”), will remain in full force and effect and your obligations thereunder will continue until such obligations terminate or expire pursuant to the terms of the Lock-Up Agreement;

2.	per the recent Compensation Committee approval, any options granted to you will expire twelve (12) months after September 30, 2016 unless exercised by you.
Please contact Jean Jen if further information is required.

Tekmira/Arbutus Options

Award date	Granted #	Exercise price	Expiry Date	Vesting terms	Options vested
August 12, 2013	50,000	CAD$16.40	August 11, 2023	1/4 immed. 1/4 on 1st, 2nd & 3rd anniversary	50,000
February 5, 2014	25,000	CAD$16.40	February 4, 2024	1/4 immed. 1/4 on 1st, 2nd & 3rd anniversary	18,750
March 30, 2015	65,000	$17.57	March 30, 2025	1st, 2nd, and 3rd anniversary	21,667
July 9, 2015	35,000	$17.57	March 30, 2025	1st, 2nd, and 3rd anniversary	11,667
March 15, 2016	85,000	$3.94	March 15, 2026	1st, 2nd, and 3rd anniversary	0
Following your last day of work, you will enter into a consulting agreement with the Company the principal terms of which will be that you will provide transitional business management services to the Company for a period of 12 months. A formal consulting agreement will be provided to you in due course.
Confidentiality, Non-Competition and Non-Solicitation
We take this opportunity to remind you of your on-going obligations to the Company regarding Confidentiality, Non-Competition and Non-Solicitation as set out in your Employment Agreement. By signing this letter and accepting the payments referred to above, you acknowledge and agree that you are bound by these obligations.
Notwithstanding anything in this letter, the attached General Release or the Confidentiality, Non-Competition and Non-Solicitation as set out in your Employment Agreement (collectively, the “Agreements”), nothing in the Agreements prohibits you from reporting possible violations of United States federal law or regulation to any United States governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of United States federal law or regulation without prior authorization from or any notice to the Company. Please take the time to consider the terms of this letter and the enclosed Release carefully and obtain any advice you deem appropriate. Once you have done so, please sign the enclosed duplicate copy of this letter where indicated below and return it to me on or before October 7, 2016. Your signature will constitute a binding agreement between you and the Company and will to allow us to process the termination compensation expeditiously address the other matters. Please also ensure that you sign (in the presence of a witness) the enclosed release.
Please contact me or Darcy O’Grady if you have any questions regarding the above.
Thank you for your cooperation and professionalism and for your service to the Company.
Yours truly,
/s/ Mark Murray

Mark J. Murray
President and Chief Executive Officer
/encls

Accepted and agreed by, Mark Kowalski:

September 30, 2016	/s/ Mark Kowalski
Date	Mark Kowalski

GENERAL RELEASE
The Executive agrees, for himself, his spouse, heirs, executor or administrator, assigns, insurers, attorneys, and other persons or entities acting or purporting to act on his behalf (the “Executive’s Parties”), to irrevocably and unconditionally release, acquit, and forever discharge the Company, its affiliates, subsidiaries, directors, officers, employees, shareholders, partners, agents, representatives, predecessors, successors, assigns, insurers, attorneys, benefit plans sponsored by the Company, and said plans’ fiduciaries, agents and trustees (the “Company’s Parties”), from any and all actions, causes of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages, judgments, levies, and executions of any kind, whether in law or in equity, known or unknown, which the Executive’s Parties have, have had, or may in the future claim to have against the Company’s Parties by reason of, arising out of, related to, or resulting from the Executive’s employment with the Company or the termination of that employment. This release specifically includes without limitation any claims arising in tort or contract, any claim based on wrongful discharge, any claim based on breach of contract, any claim arising under federal, state or local law prohibiting race, sex, age, religion, national origin, handicap, disability, or other forms of discrimination, any claim arising under federal, state, or local law concerning employment practices, and any claim relating to compensation or benefits. It is understood and agreed that the waiver of benefits and claims contained in this section does not include a waiver of the right to payment of any vested, non-forfeitable benefits to which the Executive or a beneficiary of the Executive may be entitled under the terms and provisions of any employee benefit plan of the company which have accrued as of the Date of Termination, and does not include a waiver of the right to benefits and payment of consideration to which the Executive may be entitled under this Agreement or any of the agreements contemplated by this Agreement (including the indemnification agreement and the stock option agreement). The Executive acknowledges that he is entitled to only the severance benefits and compensation set forth in this Agreement, and that all other claims for any other benefits or compensation are hereby waived, except those expressly stated in the preceding sentence.
Executive agrees that he will not make any derogatory statements, either oral or written, or otherwise disparage any of the Company’s Parties or their products, employees, services, work and/or employment.
The Company agrees that it will not make any derogatory statements, either oral or written, or otherwise disparage any of the Executive’s Parties.
The Executive hereby acknowledges his understanding that under this Agreement he is releasing any known or unknown claims he may have.
The Executive expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to his release of claims.

[Signature Page Follows]

IN WITNESS WHEREOF I have hereunto set my hand this 30th day of September 2016.

SIGNED, SEALED and DELIVERED by Mark Kowalski in the presence of: /s/ Victoria Currie Signature Victoria Currie Name Vancouver, BC Address Manager, HR Operations Occupation	) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Mark Kowalski Mark Kowalski